Exhibit 99.1 NEWS RELEASE

February 20, 2018
Noble Midstream Partners Reports Record Fourth Quarter and Full Year 2017 Results
Houston, Texas - Noble Midstream Partners LP (NYSE: NBLX) (“Noble Midstream” or the “Partnership”) today reported fourth quarter and full year 2017 financial and operational results.
The Partnership’s results are consolidated to include the non-controlling interests in the Partnership’s development companies (“DevCos”) retained by Noble Energy, Inc. (“Noble Energy”); however, certain results are shown as “attributable to the Partnership,” which excludes the non-controlling interests in the DevCos retained by Noble Energy. Noble Midstream believes the results “attributable to the Partnership” provide the best representation of the ongoing operations from which the Partnership’s unitholders will benefit.
Fourth Quarter and Recent Highlights Include:

•	Net Income of $46 million, or $43 million attributable to the Partnership

•	Net Cash Provided by Operating Activities of $42 million

•	Adjusted EBITDA[1] of $52 million, or $48 million attributable to the Partnership, an increase over the prior quarter of 4% and year over year of 76% attributable to the Partnership

•	Distribution per unit of $0.4883, a 4.7% increase from the third quarter 2017 distribution and 30% above the minimum quarterly cash distribution; this represents a 24% year-over-year increase

•	Distributable Cash Flow (DCF)[1] attributable to the Partnership of $43 million, resulting in distribution coverage[1] of 2.2x

•	Oil and gas gathering volumes of 122 thousand barrels of oil equivalent per day (MBoe/d), a 28% increase over third quarter 2017 volumes and up nearly 100% year over year

•	Produced water gathering volumes of 49 thousand barrels of water per day (MBw/d), an 81% increase over third quarter 2017 volumes and up over four times year over year

•	Advantage Pipeline, LLC (Advantage Pipeline) volumes of 60 thousand barrels of oil per day (MBbl/d), 67% above third quarter 2017 volumes. January 2018 nominations grew to approximately 90 MBbl/d

•
Successful startup of two major projects in the fourth quarter - the Jesse James central gathering facility (CGF), the Partnership’s second CGF in the Delaware Basin, and a fresh water system in the DJ Basin for Noble Energy, through Green River DevCo

1 Adjusted EBITDA and DCF are not Generally Accepted Accounting Principles (“GAAP”) measures. Definitions and reconciliations of these non-GAAP measures to their most directly comparable GAAP reporting measures appear in Schedule 4 of the financial tables which follow.

“Noble Midstream ended 2017 by delivering another outstanding quarter, with strong growth in our core gathering systems driving an increase in key financial metrics. I am proud of the operational and strategic milestones achieved during our first full year as a publicly traded partnership. We completed our inaugural drop-down, successfully executed our growth projects on time and on budget, and enhanced our third party business and downstream exposure through transformational business development activity. Noble Midstream is committed to maintaining our financial strength, which, combined with our deep backlog of strong return opportunities, differentially positions the company in 2018 and beyond,” stated Terry R. Gerhart, Chief Executive Officer of the general partner of Noble Midstream.
Fourth Quarter 2017 Results
Noble Midstream’s fourth quarter results were in-line or better than guidance in all categories.
Fourth quarter volume growth in the Partnership’s gathering systems was driven by (1) a full quarter's contribution of the oil and produced water gathering system for the Partnership’s third-party customer in the DJ Basin through Laramie River DevCo, (2) a full quarter's impact of the Billy Miner I oil, gas and produced water gathering system in the Delaware Basin through Blanco River DevCo, (3) the December 2017 startup of the second CGF in the Delaware Basin through Blanco River DevCo, and (4) strong well performance offsetting a decline in quarterly well connects for our customers in the Delaware and DJ Basin (75 equivalent wells, normalized to 4,500 lateral feet).
The Billy Miner I CGF, Jesse James CGF and Plains All American, L.P.’s Wolfbone Ranch Station connections to Advantage Pipeline are in-service.
Average fresh water delivered in the fourth quarter was above midpoint of guidance at 135 MBw/d; this represented a 23% decrease from the prior quarter, resulting from the previously announced reduced completion activity from our customers in the DJ Basin. The Partnership delivered fresh water to 36 Noble Energy equivalent wells in the fourth quarter, including 12 equivalent wells in Wells Ranch and 24 equivalent wells on federal leases in the East Pony area.
Fourth quarter revenue was $68 million, with gathering revenue representing approximately 69%, freshwater delivery accounting for 29% and oil treating and other revenue comprising the remaining 2%. Operating income was $45 million in the fourth quarter, an increase of 5% from the prior quarter. Fourth quarter investment income of $2 million is primarily comprised of approximately $900 thousand from the Partnership’s minority ownership in White Cliffs Pipeline LLC and $1.1 million from the Partnership’s 50% ownership in the Advantage joint venture.

Capital Expenditures
Capital expenditures in the fourth quarter totaled $136 million, or $62 million attributable the Partnership, primarily due to the following items:

1 Adjusted EBITDA and DCF are not Generally Accepted Accounting Principles (“GAAP”) measures. Definitions and reconciliations of these non-GAAP measures to their most directly comparable GAAP reporting measures appear in Schedule 4 of the financial tables which follow.

•	Laramie River DevCo - Completion of the Partnership’s third-party oil and produced water gathering system in the DJ Basin. The Partnership connected 18 equivalent wells in the fourth quarter

•
Blanco River DevCo - Completion of the second CGF, Jesse James, as well as backbone gathering infrastructure on the Southern portion of Noble Energy’s Delaware Basin acreage. Capital also reflects significant procurement for the three CGFs scheduled to be online by mid-year 2018

•	Trinity River DevCo - Completion of the Billy Miner I and Jesse James CGFs connection to the Advantage Pipeline

•	Colorado River DevCo - Well connections in Noble Energy’s Wells Ranch (25 equivalent wells) and East Pony (19 equivalent wells) development areas

•
Green River DevCo - Construction on fresh water delivery infrastructure expansion in Noble Energy’s Mustang area and procurement and construction on the oil, gas and produced water gathering systems. The freshwater expansion commenced operations in December and the gathering system is expected to be operational mid-year 2018

Liquidity
As of December 31, 2017, the Partnership had $283 million of liquidity with $18 million in cash on hand and $265 million undrawn under its $350 million unsecured revolving credit facility. Subsequent to year-end and in connection with the closing of the acquisition of Saddle Butte Rockies Midstream, LLC, the Partnership partially exercised the accordion feature under its existing revolving credit facility. This increased the commitment under the revolving credit facility to $530 million from $350 million. As of January 31, 2018, $410 million was outstanding under the Partnership’s revolving credit facility.

Quarterly Distribution
On January 25, 2018, the Board of Directors of Noble Midstream’s general partner, Noble Midstream GP LLC, declared a fourth quarter cash distribution of $0.4883 per unit, a 4.7% increase from the third quarter 2017 and a 24% year-over-year increase.
The fourth quarter distribution was paid on February 12, 2018, to unitholders of record as of February 5, 2018.

Full Year 2017 Financial Results
For the full year 2017, all segments were in-line or above guidance ranges. The Partnership reported significant growth in operating and financial metrics versus 2016 due to an increase in equivalent well connects, strong well performance and multiple new project startups in the DJ Basin and Delaware Basin. Net income for the full year was $164 million, up 92%. Net income attributable to the Partnership grew from $28 million in 2016 to $141 million, or $4.10 per limited partner unit in 2017. Growth attributable to the Partnership reflects Noble Midstream’s previously announced acquisition of an additional interest in Colorado River DevCo and Blanco River DevCo which closed on June 26, 2017.

Capital expenditures in 2017, excluding acquisition capital, totaled $390 million, or $225 million attributable to the Partnership.

Conference Call
Noble Midstream will host a webcast and conference call today at 1:00 p.m. Central Time to discuss fourth quarter and full 2017 financial and operational results as well as 2018 guidance. The live audio webcast and related presentation material is accessible on the ‘Investors’ page of the Partnership’s website at www.nblmidstream.com. Conference call numbers for participation are 877-883-0383, or 412-902-6506 for international calls. The passcode number is 0571805. A replay of the conference call will be available at the same web location following the event.

About Noble Midstream Partners
Noble Midstream is a growth-oriented Delaware master limited partnership formed by Noble Energy, to own, operate, develop and acquire domestic midstream infrastructure assets. Noble Midstream currently provides crude oil, natural gas, and water-related midstream services in the DJ Basin in Colorado and the Delaware Basin in Texas. For more information, please visit www.nblmidstream.com.

Results included in this release reflect the results of our predecessor for accounting purposes for periods prior to the closing of our initial public offering (IPO) on September 20, 2016, as well as the results of the Partnership, for the period subsequent to the closing of the IPO.
This news release contains certain “forward-looking statements” within the meaning of federal securities law. Words such as “anticipates”, “believes”, “expects”, “intends”, “will”, “should”, “may”, “estimates”, and similar expressions may be used to identify forward-looking statements. Forward-looking statements are not statements of historical fact and reflect the Partnership’s current views about future events. No assurances can be given that the forward-looking statements contained in this news release will occur as projected and actual results may differ materially from those projected. Forward-looking statements are based on current expectations, estimates and assumptions that involve a number of risks and uncertainties that could cause actual results to differ materially from those projected. These risks include, without limitation, our customers’ ability to meet their drilling and development plans, changes in general economic conditions, competitive conditions in the Partnership’s industry, actions taken by third-party operators, gatherers, processors and transporters, the demand for crude oil and natural gas gathering and processing services, the Partnership’s ability to successfully implement its business plan, the Partnership’s ability to complete internal growth projects on time and on budget, the price and availability of debt and equity financing, the availability and price of crude oil and natural gas to the consumer compared to the price of alternative and competing fuels, and other risks inherent in the Partnership’s business, including those described under “Risk Factors” and “Forward-Looking Statements” in the Partnership’s most recent Annual Report on Form 10-K and in other reports we file with the Securities and Exchange Commission. These reports are also available from the Partnership’s office or website, www.nblmidstream.com. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Noble Midstream does not assume any obligation to update forward-looking statements should circumstances, management’s estimates, or opinions change.
This news release also contains certain non-GAAP measures of financial performance that management believes are good tools for internal use and the investment community in evaluating Noble Midstream’s overall financial performance. Please see the attached schedules for reconciliations of the non-GAAP financial measures used in this news release to the most directly comparable GAAP financial measures.
This release serves as a qualified notice to nominees and brokers as provided for under Treasury Regulation Section 1.1446-4(b) that 100% of the Partnership’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, the Partnership’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate.  Nominees, and not the Partnership, are treated as withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors.

Contact:
Megan Repine
Investor Relations
(832) 639-7380
megan.repine@nblmidstream.com

Schedule 1
Noble Midstream Partners LP
Revenue and Throughput Volume Statistics
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Colorado River DevCo LP
Crude Oil Gathering Volumes (Bbl/d)	66,092	45,263	56,531	45,236
Natural Gas Gathering Volumes (MMBtu/d)	201,723	145,752	172,284	132,147
Produced Water Gathering Volumes (Bbl/d)	20,177	11,022	14,097	10,592
Fresh Water Delivery Volumes (Bbl/d)	67,486	76,190	83,856	64,306
Gathering and Fresh Water Delivery Revenues — Affiliate (in thousands)	$48,816	$36,504	$175,258	$132,161

San Juan River DevCo LP
Fresh Water Delivery Volumes (Bbl/d)	34,007	48,560	34,676	22,423
Fresh Water Delivery Revenues — Affiliate (in thousands)	$8,761	$10,471	$37,590	$17,272

Green River DevCo LP
Fresh Water Delivery Volumes (Bbl/d)	—	—	—	7,498
Fresh Water Delivery Revenues — Affiliate (in thousands)	$—	$(94)	$—	$4,728

Blanco River DevCo LP
Crude Oil Gathering Volumes (Bbl/d)	11,251	—	3,791	—
Natural Gas Gathering Volumes (MMBtu/d)	26,330	—	8,634	—
Produced Water Gathering Volumes (Bbl/d)	24,053	—	7,996	—
Gathering Revenues — Affiliate (in thousands)	$4,300	$—	$5,876	$—

Laramie River DevCo LP
Crude Oil Gathering Volumes (Bbl/d)	15,806	—	5,333	—
Produced Water Gathering Volumes (Bbl/d)	4,510	—	2,338	—
Fresh Water Delivery Volumes (Bbl/d)	33,747	—	37,458	—
Gathering and Fresh Water Delivery Revenues — Third Party (in thousands)	$4,858	$—	$14,880	$—

Total Gathering Systems
Crude Oil Gathering Volumes (Bbl/d)	93,149	45,263	65,655	45,236
Natural Gas Gathering Volumes (MMBtu/d)	228,053	145,752	180,918	132,147
Barrels of Oil Equivalent (MBoe/d)	122	64	89	62
Produced Water Gathering Volumes (Bbl/d)	48,740	11,022	24,431	10,592
Gathering Revenues (in thousands)	$46,670	$26,848	$146,835	$94,160

Total Fresh Water Delivery
Fresh Water Delivery Volumes (Bbl/d)	135,240	124,750	155,990	94,227
Fresh Water Delivery Revenues (in thousands)	$20,065	$20,033	$86,769	$60,001

Schedule 2
Noble Midstream Partners LP
Consolidated Statements of Operations
(in thousands, except per unit amounts, unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Midstream Services Revenues
Crude Oil, Natural Gas and Produced Water Gathering — Affiliate	$44,273	$26,847	$142,864	$94,160
Crude Oil, Natural Gas and Produced Water Gathering — Third Party	2,397	—	3,971	—
Fresh Water Delivery — Affiliate	17,604	20,033	75,860	60,001
Fresh Water Delivery — Third Party	2,461	—	10,909	—
Crude Oil Treating — Affiliate	1,000	1,281	4,473	5,371
Other — Affiliate	338	304	1,204	1,192
Total Midstream Services Revenues	68,073	48,465	239,281	160,724
Costs and Expenses
Direct Operating	14,601	9,108	54,007	29,107
Depreciation and Amortization	4,470	2,414	12,953	9,066
General and Administrative	4,115	2,503	13,396	9,914
Total Operating Expenses	23,186	14,025	80,356	48,087
Operating Income	44,887	34,440	158,925	112,637
Other (Income) Expense
Interest Expense, Net of Amount Capitalized	642	266	1,603	3,373
Investment Income	(1,995)	(1,017)	(6,334)	(4,526)
Total Other (Income) Expense	(1,353)	(751)	(4,731)	(1,153)
Income Before Income Taxes	46,240	35,191	163,656	113,790
Income Tax Provision	(13)	—	20	28,288
Net Income	46,253	35,191	163,636	85,502
Less: Net Income Prior to the IPO on September 20, 2016	—	—	—	45,990
Net Income Subsequent to the IPO on September 20, 2016	46,253	35,191	163,636	39,512
Less: Net Income Attributable to Noncontrolling Interests	3,285	9,826	23,064	11,054
Net Income Attributable to Noble Midstream Partners LP	42,968	25,365	140,572	28,458
Less: Net Income Attributable to Incentive Distribution Rights	520	—	835	—
Net Income Attributable to Limited Partners	$42,448	$25,365	$139,737	$28,458

Net Income Attributable to Limited Partners Per Limited Partner Unit — Basic and Diluted
Common Units	$1.16	$0.80	$4.10	$0.89
Subordinated Units	$1.16	$0.80	$4.10	$0.89

Weighted Average Limited Partner Units Outstanding — Basic
Common Units	20,676	15,903	18,192	15,903
Subordinated Units	15,903	15,903	15,903	15,903
Total Limited Partner Units	36,579	31,806	34,095	31,806

Weighted Average Limited Partner Units Outstanding — Diluted
Common Units	20,692	15,903	18,204	15,903
Subordinated Units	15,903	15,903	15,903	15,903
Total Limited Partner Units	36,595	31,806	34,107	31,806

Schedule 3
Noble Midstream Partners LP
Consolidated Balance Sheets
(in thousands, unaudited)

	December 31, 2017	December 31, 2016
ASSETS
Current Assets
Cash and Cash Equivalents	$18,026	$57,421
Restricted Cash	37,505	—
Accounts Receivable — Affiliate	27,539	19,191
Accounts Receivable — Third Party	2,641	—
Other Current Assets	389	380
Total Current Assets	86,100	76,992
Property, Plant and Equipment
Total Property, Plant and Equipment, Gross	706,039	311,045
Less: Accumulated Depreciation and Amortization	(44,271)	(31,642)
Total Property, Plant and Equipment, Net	661,768	279,403
Investments	80,461	11,151
Deferred Charges	1,429	1,813
Total Assets	$829,758	$369,359
LIABILITIES
Current Liabilities
Accounts Payable — Affiliate	$1,616	$1,452
Accounts Payable — Third Party	109,893	12,501
Current Portion of Capital Lease	—	4,786
Ad Valorem Tax	1,137	1,187
Other Current Liabilities	1,739	430
Total Current Liabilities	114,385	20,356
Long-Term Liabilities
Long-Term Debt	85,000	—
Asset Retirement Obligations	10,416	5,415
Long-Term Portion of Capital Lease	3,142	—
Other Long-Term Liabilities	585	683
Total Liabilities	213,528	26,454
EQUITY
Partners’ Equity
Limited Partner
Common Units (23,712 and 15,903 units outstanding, respectively)	642,616	308,338
Subordinated Units (15,903 units outstanding)	(168,136)	(36,799)
General Partner	520	—
Total Partners’ Equity	475,000	271,539
Noncontrolling Interests	141,230	71,366
Total Equity	616,230	342,905
Total Liabilities and Equity	$829,758	$369,359

Schedule 4
Noble Midstream Partners LP
Reconciliations of GAAP Financial Measures to Non-GAAP Financial Measures

Non-GAAP Financial Measures
This news release, the financial tables and other supplemental information include Adjusted EBITDA, Distributable Cash Flow, and Distribution Coverage Ratio, which are all non-GAAP measures that may be used periodically by management when discussing our financial results with investors and analysts. The following presents a reconciliation of each of these non-GAAP financial measures to its nearest comparable GAAP measure.

We define Adjusted EBITDA as net income before income taxes, net interest expense, depreciation and amortization and unit-based compensation. Adjusted EBITDA is used as a supplemental financial measure by management and by external users of our financial statements, such as investors, industry analysts, lenders and ratings agencies to assess:

•	our operating performance as compared to those of other companies in the midstream energy industry, without regard to financing methods, historical cost basis or capital structure;

•	the ability of our assets to generate sufficient cash flow to make distributions to our partners;

•	our ability to incur and service debt and fund capital expenditures; and

•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

We define Distributable Cash Flow as Adjusted EBITDA less estimated maintenance capital expenditures and cash interest expense. Distributable Cash Flow is used by management to evaluate our overall performance. Our partnership agreement requires us to distribute all available cash on a quarterly basis, and Distributable Cash Flow is one of the factors used by the board of directors of our general partner to help determine the amount of cash that is available to our unitholders for a given period. We define Distribution Coverage Ratio as distributable cash flow divided by total distributions declared. The Distribution Coverage Ratio is used by management to illustrate our ability to make our distributions each quarter.

We believe that the presentation of Adjusted EBITDA, Distributable Cash Flow, and Distribution Coverage Ratio provide information useful to investors in assessing our financial condition and results of operations. The GAAP measures most directly comparable to Adjusted EBITDA and Distributable Cash Flow are net income and net cash provided by operating activities. Adjusted EBITDA and Distributable Cash Flow should not be considered alternatives to net income, net cash provided by (used in) operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA and Distributable Cash Flow exclude some, but not all, items that affect net income or net cash, and these measures may vary from those of other companies. As a result, Adjusted EBITDA and Distributable Cash Flow, as presented herein, may not be comparable to similarly titled measures of other companies.

Adjusted EBITDA and Distributable Cash Flow should not be considered as alternatives to GAAP measures, such as net income, operating income, cash flow from operating activities, or any other GAAP measure of financial performance.

Schedule 4 (Continued)
Noble Midstream Partners LP
Reconciliations of GAAP Financial Measures to Non-GAAP Financial Measures

Reconciliation of Net Income (GAAP) to Adjusted EBITDA (Non-GAAP)
and Distributable Cash Flow (Non-GAAP)
(in thousands, unaudited)

	Three Months Ended December 31,
	2017	2016
Reconciliation from Net Income (GAAP)
Net Income (GAAP)	$46,253	$35,191
Add:
Depreciation and Amortization	4,470	2,414
Interest Expense, Net of Amount Capitalized	642	266
Income Tax Provision	(13)	—
Unit-Based Compensation	209	42
Adjusted EBITDA (Non-GAAP)	51,561	37,913
Less:
Adjusted EBITDA Attributable to Noncontrolling Interests	3,438	10,501
Adjusted EBITDA Attributable to Noble Midstream Partners LP (Non-GAAP)	48,123	27,412
Less:
Cash Interest Paid	1,498	175
Maintenance Capital Expenditures	3,836	1,892
Distributable Cash Flow of Noble Midstream Partners LP (Non-GAAP)	$42,789	$25,345
Distributions (Declared)	$19,851	$13,782
Distribution Coverage Ratio (Declared)	2.2x	1.8x

Reconciliation of Net Cash Provided by Operating Activities (GAAP) to
Adjusted EBITDA (Non-GAAP) and Distributable Cash Flow (Non-GAAP)
(in thousands, unaudited)

	Three Months Ended December 31,
	2017	2016
Reconciliation from Net Cash Provided by Operating Activities (GAAP)
Net Cash Provided by Operating Activities (GAAP)	$41,868	$37,878
Add:
Interest Expense, Net of Amount Capitalized	642	266
Changes in Operating Assets and Liabilities	8,202	(137)
Change in Income Tax Payable	(13)	—
Stock Based Compensation and Other	862	(94)
Adjusted EBITDA (Non-GAAP)	51,561	$37,913
Less:
Adjusted EBITDA Attributable to Noncontrolling Interests	3,438	10,501
Adjusted EBITDA Attributable to Noble Midstream Partners LP (Non-GAAP)	48,123	27,412
Less:
Cash Interest Paid	1,498	175
Maintenance Capital Expenditures	3,836	1,892
Distributable Cash Flow of Noble Midstream Partners LP (Non-GAAP)	$42,789	$25,345
Distributions (Declared)	$19,851	$13,782
Distribution Coverage Ratio (Declared)	2.2x	1.8x